EXHIBIT 10.24

Description of Arrangement for Directors Fees

The table below sets forth the amount of fees payable to outside directors of Webster Financial Corporation for their services as Directors for the period April 2011 to April 2012. The Compensation Committee will conduct the annual compensation review in April 2012. The Committee may decide to revise the Schedule shown below at the meeting or at another meeting.

Event	Amount

Annual Retainer	$32,000

Board Meeting Attended	$1,200

Committee Meeting Attended	$1,200

Telephonic Board Meeting	$600

Telephonic Committee Meeting	$600

Separate Webster Financial Corporation and Webster Bank Board Meetings (Held on the Same Day)	$2,000

Annual Retainer for Lead Director	$22,500

Annual Retainer for the Chair of the Audit Committee	$15,000

Annual Retainer for the Chair of the Compensation Committee	$10,000

Annual Retainer for the Chair of the Risk Committee	$10,000

Annual Retainer for the Chair of the Nominating & Corporate Governance Committee	$7,500